UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

IBOD IMAGING, INC.
 (Exact Name of Registrant as specified in its charter)

Delaware	98-0222710
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Forest Avenue
Paramus, NJ 07652
 (Address of principal executive offices)

(201) 845-2200
(Registrant’s telephone number, including area code)

Copies to:
Lucosky Brookman LLP
33 Wood Avenue South, 6th Floor
Iselin, New Jersey 08830
Tel No.: (732) 395-4400
 Fax No.: (732) 395-4401

Securities to be Registered under Section 12(b) of the Act: None

Securities to be Registered Under Section 12(g) of the Act:

Common Stock, par value $.0001 per share
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☒

Table of Contents

Item No.	Item Caption	Page Number

1	Business	2
1A	Risk Factors	7
2	Financial Information	13
3	Properties	19
4	Security Ownership of Certain Beneficial Owners and Management	19
5	Directors and Executive Officers	21
6	Executive Compensation	22
7	Certain Relationships and Related Transactions, and Director Independence	23
8	Legal Proceedings	23
9	Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters	23
10	Recent Sale of Unregistered Securities	24
11	Description of Company’s Securities to be Registered	24
12	Indemnification of Directors and Officers	25
13	Financial Statements and Supplementary Data	25
14	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	25
15	Financial Statements and Exhibits	25

i

EXPLANATORY NOTE

We are voluntarily filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.0001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Throughout this registration statement, unless otherwise indicated by the context, references herein to the “Company”, “IBOD” “DOBI,” “we,” “us” or “our” means IBOD Imaging Inc., a Delaware corporation, and its subsidiaries and predecessors.

FORWARD LOOKING STATEMENTS

Certain statements in this registration statement contain information that include or are based upon certain “forward-looking statements” relating to our business. These forward-looking statements represent management's current judgment and assumptions, and can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are frequently accompanied by the use of such words as “anticipates,” “plans,” “believes,” “expects,” “projects,” “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including, without limitation, the ability of our licensee to achieve the timely renewal of approvals by local foreign governments of our ComfortScan® system in various international markets and to timely deliver our products into international markets; the acceptance, adoption and use of our ComfortScan® system by physicians, imaging clinics and patients; and where applicable, our licensee’s ability to obtain third-party reimbursement from foreign governments and private payers.

Any one of these or other risks, uncertainties, other factors and any inaccurate assumptions may cause actual results to be materially different from those described herein or elsewhere by us. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in Item 1A “Risk Factors” Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and elsewhere in this registration statements. We expressly disclaim any intent or obligation to update any forward-looking statements except to the extent required by applicable law.

ITEM 1.  BUSINESS.

Overview

DOBI Medical International, Inc. (“DOBI,” “we,” “us,” “our,” the “Company” or “our Company”) was originally formed in the State of Delaware on October 29, 1999 under the name DOBI Medical Systems LLC (“DOBI Medical LLC”).  On October 31, 2011 the Company changed its name to IBOD Imaging, Inc.

History

We were formed as a Delaware limited liability company in October 1999 under the name DOBI Medical Systems, LLC. In December 1999, DOBI Medical LLC acquired substantially all the assets of Dynamics Imaging, Inc., including all of its patents and trade secrets that form the basis for our current operations and proprietary technology.  On January 1, 2003 DOBI Medical LLC changed its organizational form to a Delaware corporation and simultaneously changed its name to DOBI Medical Systems, Inc. (“DOBI Medical Inc.”).  On October 31, 2011 the Company changed its name to IBOD Imaging, Inc.

On December 9, 2003, DOBI Medical Inc. completed a reverse merger transaction (the “Merger”) with Lions Gate Investment Limited (“Lions Gate”).  Until the Merger, Lions Gate engaged in oil and gas exploration activities, which Lions Gate discontinued following the consummation of the Merger, and succeeded to the business of DOBI Medical Inc. The directors and management of DOBI Medical Inc. became the directors and management of Lions Gate. On January 30, 2004, Lions Gate changed its corporate name to DOBI Medical International, Inc. (“DOBI”) and changed its state of incorporation from Nevada to Delaware pursuant to an Agreement and Plan of Merger, dated as of January 29, 2004, between Lions Gate and DOBI Medical Inc.  In conjunction with the Merger, we conducted a private placement of common stock pursuant to which we received $5.5 million in gross proceeds.

In June 2006, in order to preserve our limited cash, we furloughed all of our employees and shut down the Pre-Market Approval (“PMA”) clinical trial, which commenced in 2005.

On August 22, 2006, we received an Over-the-Counter Bulletin Board (“OTCBB”) delinquency notification from the Financial Industry Regulatory Authority (“FINRA”) that we are not current in our reporting requirements and that if such delinquency is not cured by September 21, 2006, we will no longer be eligible for quotation on the OTCBB and therefore will be removed effective September 25, 2006. We were not able to cure our delinquency and were thus removed from the OTCBB on September 30, 2006.

In June 2007, we filed for protection under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of New Jersey (the “Court”).  In October 2007, we filed a motion seeking authority to enter into a plan funding agreement (the “PFA”) with DOBI Acquisition, LLC, pursuant to which DOBI Acquisition, LLC would fund the PFA in exchange for the issuance of 830,000 shares of common stock of the reorganized company.  The PFA was approved by the Court in December, 2007 and our plan of reorganization (“Plan of Reorganization”) was confirmed by the Court in February, 2008.  The PFA was the cornerstone of our Plan of Reorganization and eventual emergence from Chapter 11.

Pursuant to our Plan of Reorganization, on the effective date of confirmation of our Plan of Reorganization by the Court, all previous equity interests were cancelled and we settled with the holders (the “Claimants”) of Class 2 secured debenture claims (the “Claims”).  Pursuant to the settlement, the Claimants were to release and discharge us of the Claims if (i) the Claimants received their respective pro rata share of 100,000 shares of our newly issued common stock, (ii) the convertible debentures and the lien of the debenture holders on the collateral were cancelled and each debenture holder received a Certificate of Secured Beneficial Interest entitling such holder to receive its pro rata share of 80% of the gross cash proceeds generated under the license agreement whereby we licensed our technology in February 2007 to a third party pursuant to an exclusive worldwide master distribution agreement through which such third party is to pay royalties in connection with the sale of the ComfortScan® system (the “License Agreement”), on and after the confirmation date following the sale by the licensee of the 60th device employing the technology licensed under such license agreement and (iii) the DOBI debenture security agreement entered into in connection with the debentures issued by the Company is amended so as to delete in its entirety paragraph 1(a) thereof and replace it as follows:  1(a) Collateral means 80% of the gross cash proceeds obtained after the Confirmation Date beginning with the sale of the 61st device employing the technology licensed under the License Agreement.  No other interests are entitled to receive a distribution under our Plan of Reorganization.

Further, DOBI Medical Systems, Inc. was dissolved and its assets were transferred to the reorganized DOBI Medical International, Inc.

Since our post-merger business is solely that of DOBI Medical Inc., the information in this registration statement is that of DOBI Medical Inc. (now IBOD Imaging, Inc.) as if DOBI Medical Inc. had been the registrant. Management’s Discussion and Analysis and Plan of Operation presented in Item 2 of this registration statement and the consolidated financial statements presented in Item 15 of this registration statement include those of DOBI Medical Inc. prior to the reverse merger, as these provide the most relevant information for us on a continuing basis.

Business

We have developed and obtained U.S. patents for technology that provides a method for the diagnosis of high risk and malignant breast disease through the detection of abnormal vascular changes (known as “angiogenesis”) associated with tumors. Our Dynamic Optical Breast Imaging (DOBI®) system and ComfortScan® system (the first application of our technology) are noninvasive and non-ionizing (i.e., no x-ray radiation) medical equipment products designed to assist physicians when used with mammography in the identification and management of breast disease by providing image-based, physiological information to medical professionals.

In February 2007, we licensed our technology to a third party pursuant to an exclusive worldwide master distribution agreement (the “License Agreement”) through which such third party (the “Licensee”) pays royalties in connection with sale of the ComfortScan® system.  Pursuant to the License Agreement, we are obligated to pay to Licensee an aggregate of $400,000 when Licensee delivers twenty ComfortScan® devices.  This payment covers the Licensee’s costs for all related inventories and for the manufacturing process, which must be documented.   We receive a royalty of $9,000 per device that is sold through February 2012.  As of January 3, 2012, thirty one (31) ComfortScan® devices have been sold.

Since the execution of the License Agreement, the Licensee has sold approximately thirty one (31) ComfortScan® systems, and established manufacturing operations in Lang Fang, China, a suburb of Beijing, in order to fulfill a sales backlog of approximately 40 devices.  The Licensee is currently in the process of trying to renew the approval for the ComfortScan® system by the SFDA.

Sourcing, Manufacturing, Distribution and Customers

Licensee relies on manufacturers and parts suppliers for parts and materials necessary to complete assembly of the ComfortScan® system, including plastic moldings, soft breast holder, computer, monitor, and frame.

Sales and Marketing

We rely on the Licensee, and will rely on any future licensees, to market, sell and service our ComfortScan® system.

Customers

We have only one licensee, whose client base is a group of hospitals in China.

Intellectual Property

We have been issued a number of U.S. patents and international patents and have pending foreign patent applications covering a broad range of closely-related technologies.  These other technologies include, among others:

•	Optical investigation of physiological components in the human body;
•	Methods for optical and acoustic diagnosis of internal organs;
•	Multimodal imaging capability, and
•	The soft breast holder mechanism.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our technology. In addition, we have obtained or applied for corresponding patents and patent applications in several foreign countries for some of our patents and patent applications.

Research and Development

No research and development has been performed since we entered into the Plan of Reorganization.

Competition

We are not aware of any similar breast imaging product in the marketplace, but we are aware of several breast imaging products under development utilizing other technologies such as lasers. The market for breast cancer detection equipment is extremely competitive, dominated by international diversified manufacturers such as Siemens, Toshiba, GE Medical Systems, Philips, Imaging Diagnostic Systems, Hologic/Lorad, and Advanced Research Technologies. In general, these manufacturers will have significantly greater access to capital, and greater marketing resources and personnel to support their existing products and develop new products to meet the marketplace’s needs for safer, more effective and more affordable breast cancer detection systems. There is no assurance that competing diagnostic technologies will not emerge that may be superior or cheaper than ours, or that similar technologies may render our ComfortScan® system uncompetitive or obsolete and prevent us from achieving or sustaining profitable operations.

Industry Regulations/Standards

Our ComfortScan® system is a medical device that is the subject of a high level of regulatory oversight both in the United States and in many foreign countries. Our delay or inability to obtain any necessary U.S. or foreign regulatory clearances or approvals could harm our business and prospects. There is a risk that any approvals or clearances, once obtained, may be withdrawn or modified. Medical devices cannot be marketed in the United States without clearance or approval by the FDA. Medical devices sold in the United States must also be manufactured in compliance with FDA Good Manufacturing Practices, which regulate the design, manufacture, packing, storage and installation of medical devices. Moreover, medical devices are required to comply with FDA regulations relating to investigational research and labeling. States may also regulate the manufacture, sale and use of medical devices.  The process of obtaining clearances and approvals can be costly and time-consuming.

At this time, we are not seeking clearance or approval from the FDA and our market is entirely overseas.

Employees

As of January 10, 2012, we do not have any employees and have not had employees since June 2006 when we furloughed all of our employees in order to preserve our limited cash.

Property

Our principal offices are located at 10 Forest Avenue, Paramus, NJ 07652. We have a month-to –month sublease agreement with Chestnut Ridge Capital LLC, the parent company of DOBI Acquisition LLC, for such property and pay $0 per month.

Reports to Security Holders

We are currently not required to deliver an annual report to security holders, and at this time do not anticipate the distribution of such a report.

The public may read and copy any materials we file with the Securities and Exchange Commission (the “Commission”) in the Commission's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the Commission at 1-800-SEC-0330. Additionally, the Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, which can be found at http://www.sec.gov.

Item 1A: RISK FACTORS

Included in this Form 10 are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and we cannot assure you that actual results will be consistent with these forward-looking statements.

Risks related to our Business and Industry

We are a company with insignificant revenue to date and are dependent on a single product that is still in development and which, if we are not successful, can have a detrimental effect on the long-term capital appreciation of our stock.

We currently offer only one product, our ComfortScan® system, which is not commercially available in the United States, but is sold in China through a licensee. We anticipate that this product will account for substantially all of our revenues, if any, for the foreseeable future.

We have experienced losses and anticipate future losses and may never become profitable.

We have incurred losses in connection with the development of our business.  We expect to continue to incur losses. There can be no assurance that we will earn profits or generate positive cash flows from our existing operations and or any planned expansion, or that profitability, if achieved, will be sustainable.

We have a limited operating history.

We do not have a financial history and have not previously demonstrated that we will be able to expand our business. Our business is subject to risks inherent in growing an enterprise, including limited capital resources and possible rejection of our business model and/or sales methods.

We are entirely dependent on our exclusive licensee to execute the manufacture, distribution and sale of the ComfortScan® system.

In February, 2007 we entered into an exclusive worldwide manufacturing and distribution agreement with a company based in Lang Fang, China.  The commercial success of the ComfortScan® system is entirely dependent on the ability of this company to execute its business plan.

Existing or new competitors may develop competing or superior diagnostic technologies that could result in our system becoming obsolete and no longer in demand.

We are not aware of any similar breast imaging product in the marketplace, but we are aware of several breast imaging products under development utilizing other technologies such as lasers. The market for breast cancer detection equipment is extremely competitive, dominated by international diversified manufacturers such as Siemens, Toshiba, GE Medical Systems, Philips, Imaging Diagnostic Systems, Hologic/Lorad, and Advanced Research Technologies. In general, these manufacturers will have significantly greater access to capital, and greater marketing resources and personnel to support their existing products and develop new products to meet the marketplace’s needs for safer, more effective and more affordable breast cancer detection systems. There is no assurance that competing diagnostic technologies will not emerge that may be superior or cheaper than ours, or that similar technologies may render our ComfortScan® system uncompetitive or obsolete and prevent us from achieving or sustaining profitable operations.

Our patent portfolio and trade secrets do not assure that competitors and others cannot develop technologies similar or superior to our ComfortScan® system, for which we may have no rights to sue for infringement.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our technology. Despite these precautions, unauthorized third parties may infringe, copy or reverse engineer portions of our technology. We do not know if current or future patent applications will be issued with the scope that we seek, if at all, or whether any patents issued will be challenged or invalidated. In addition, we have obtained or applied for corresponding patents and patent applications in several foreign countries for some of our patents and patent applications. There is a risk that these patent applications will not be granted or that the patent or patent application will not provide significant protection for our products and technology. Our competitors may independently develop similar technology that our patents do not cover. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our technology. While we generally obtain confidentiality agreements before disclosing proprietary, non-public information to third parties, such agreements may be difficult to enforce in certain domestic and foreign jurisdictions. Moreover, there is a risk that foreign intellectual property laws will not protect our intellectual property rights to the same extent as United States intellectual property laws. In the absence of significant patent protection, we may be vulnerable to competitors who attempt to copy our products, processes or technology.

Our business could be harmed if we infringe upon the intellectual property rights of others.

There has been substantial litigation in the medical device and related industries regarding patent and other intellectual property rights. While we know of no threatened or pending infringement claims against us, it is possible that we may in the future be notified that we may be infringing intellectual property rights possessed by third parties, and we may be forced to expend substantial resources to defend any such claims.

If our ComfortScan® system is approved for sale as an adjunct to mammography to end users in other countries, we may be dependent on third-party reimbursement for market acceptance of our products. Failure of third-party payers to provide appropriate levels of reimbursement for use of our products could harm our business and prospects.

The use of our products outside the United States may be affected by reimbursement policies adopted by foreign regulatory and insurance carriers. A reduction or other adverse change in reimbursement policies for the use of our products could harm our business and prospects.

If our ComfortScan® system is approved for sale as an adjunct to mammography to end users in other countries, we will be exposed to risks associated with international operations.

If we or our licensee were to market and sell our ComfortScan® system internationally, such operations would subjects us to risks, including:

• costs of complying with varying regulatory requirements and potential, unexpected changes to those requirements;
• fluctuations in currency exchange rates;
• potentially adverse tax consequences, including the complexities of foreign value added tax systems;
• government-imposed pricing controls on sales of our products;
• longer payment cycles and difficulties in collecting accounts receivable;
• increased financial accounting and reporting burdens and complexities; and
• reduced or varied protection for intellectual property rights in some countries.

The occurrence of any one of these risks could negatively affect our international operations. Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that our operations in other countries will produce desired levels of revenues or profitability.

Oncologists, gynecologists, radiologists, other physicians and surgeons and their technical assistants are largely unfamiliar with our ComfortScan® system, making their acceptance and adoption of our product uncertain.

Because the ComfortScan® diagnostic breast imaging system is a relatively new system, no oncologists, radiologists or other healthcare professionals (other than those performing clinical tests) have been trained in the use of the ComfortScan® system as an adjunct diagnostic tool. We will therefore have to spend considerable amounts of time and money to educate and train these professionals in the use of the ComfortScan® system. There can be no assurance that our ComfortScan® system will be accepted and adopted by physicians or that we will be able to convince sufficient numbers of professionals to devote the necessary time to learning this relatively new adjunct diagnostic tool and to accept the results of this diagnostic tool over more familiar diagnostic procedures, such as biopsies.

The ComfortScan® system is subject to stringent regulations.

Our ComfortScan® system is a medical device, which as a class are subject to a high level of regulatory oversight both in the United States and in many foreign countries. Our delay or inability to obtain any necessary U.S. or foreign regulatory clearances or approvals could harm our business and prospects. The process of obtaining clearances and approvals can be costly and time-consuming. There is a risk that any approvals or clearances, once obtained, may be withdrawn or modified. Medical devices cannot be marketed in the United States without clearance or approval by the FDA. Medical devices sold in the United States must also be manufactured in compliance with FDA Good Manufacturing Practices, which regulate the design, manufacture, packing, storage and installation of medical devices. Moreover, medical devices are required to comply with FDA regulations relating to investigational research and labeling. States may also regulate the manufacture, sale and use of medical devices.

Proposed healthcare reforms and other regulatory changes could effectively preclude some customers from using our ComfortScan® system, which could negatively impact physician adoption and patient use of our ComfortScan® system.

The U.S. government and many states are investigating a variety of alternatives to reform the healthcare delivery system. These reform efforts include proposals to limit and further reduce and control healthcare spending on healthcare items and services, limit coverage for new technology, and limit or control the price healthcare providers, drug and device manufacturers may charge for their services and products. If adopted and implemented, these reforms could cause healthcare providers to limit their use of the ComfortScan® system or decline to use it at all. Changes in any other laws, rules, regulations, procedures or industry practices that impact our ComfortScan® system could adversely affect the commercial viability of our ComfortScan® system.

We may be sued for product liability, which could adversely affect our business.
The design, manufacture and marketing of medical devices carries a significant risk of product liability claims. Our ComfortScan® is a diagnostic breast imaging system and no oncologists, radiologists or other healthcare professionals (other than those performing clinical tests) have been trained in the use of the ComfortScan® system as an adjunct diagnostic tool. We will therefore have to spend considerable amounts of time and money to educate and train these professionals in the use of the ComfortScan® system. As a result, our exposure to product liability claims may be heightened because the people who use our products have a high risk of suffering adverse outcomes, regardless of the safety or efficacy of our products.

We may be held liable if any product we develop and commercialize causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or consumer use. The safety studies we must perform and the regulatory approvals required to commercialize our product will not protect us from any such liability. If any product liability claim is made against us, our reputation and future sales will be damaged, even if we have adequate insurance coverage. Even if a product liability claim against us is without merit or if we are not found liable for any damages, a product liability claim could result in decreased demand for our products, injury to our reputation, diversion of management’s attention from operation or our business, withdrawal of clinical trial participants, significant costs of related litigation, or loss of revenue.

Our sole officer provides services to us on a part-time basis and engages in other activities during the rest of his business time.  Further, a conflict of interest could potentially arise if he were to serve in a similar capacity for another company.

Our sole officer, Mr. Michael Jorgensen, is not required to commit his full time to our business and is not precluded from serving as an officer or director of another entity engaged in business activities similar to our business plan. Due to this lack of time commitment, we may experience a delay in pursuing our business plan.  If our business plan is delayed, our stock price will likely remain at low prices.

We may not be able to engage experienced consultants or advisors to help us effectuate our business plan.

We may from time to time need to utilize outside consultants or advisors to effectuate our business plan. Because of our limited resources, it is likely that we would only be able to pay such consultants or advisors in stock rather cash.   We may not be able find a consultant or advisor that will agree to such type of payment, or the consultants or advisors who do except this compensation may not be as talented as the other consultants and advisors.

Risks Related to Our Common Stock

Stockholders who hold unregistered shares of our common stock will not be eligible to sell our securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, if we are deemed to be a “shell company.”

If we are deemed a “shell company,” our stockholders will not be able to sell our securities pursuant to Rule 144 until: (i) we have ceased to be a “shell company”; (ii) we become subject to Section 13 or 15(d) of the  Securities Exchange Act of 1934, as amended, and have filed all of our required periodic reports for a period of one year; and (iii) a period of at least twelve months has elapsed from the date “Form 10 information” has been filed with the Commission reflecting the Company’s status as a non-shell company.  Because our securities cannot be sold pursuant to Rule 144 until at least a year after we cease to be a shell company, any securities we issued or will issue to consultants and employees in consideration for services rendered or for any other purpose will not have any liquidity until and unless such securities are registered with the Securities and Exchange Commission and/or until a year after we cease to be a shell company and have complied with the other requirements of Rule 144, as described above.

Our common stock is considered a “penny stock,” making it difficult to sell when desired.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks.  These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities.  These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

If we cannot implement and maintain effective internal control over financial reporting, this could adversely affect the accuracy and timeliness of our future financial reporting.

If we cannot implement and maintain adequate internal controls for financial reporting, or if our auditors are unable to express an opinion as to the effectiveness of our internal controls as will be required pursuant to the Sarbanes-Oxley Act, investor confidence in the accuracy of our financial reports may be impacted or the market price of our stock could be negatively impacted.

Our management and principal stockholders own a substantial amount of our common stock and are capable of influencing our affairs, which may not always be in the best interests of all stockholders.

Our executive officers, directors and principal stockholders control approximately 87% of our outstanding common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

We have never paid dividends to our stockholders so investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock. We intend to retain our future earnings to support operations and to finance expansion, and therefore, we do not anticipate paying any dividends on our common stock in the foreseeable future.  Furthermore, any future sale of debt or equity securities may impose additional restrictions on our ability to pay cash dividends.

Our stock price has been and will likely remain volatile.

The market price of our common stock has been, and may continue to be, highly volatile. We believe that a variety of factors could cause the price of our common stock to fluctuate, perhaps substantially, including announcement and rumors of developments related to our business or industry in which we compete, quarterly fluctuations in our actual or anticipated operating results or orders for devices, general conditions in the worldwide economy, announcements of technological innovations, new products or product enhancements by us or our competitors, development in patents or other intellectual property right and litigation, and development in our relationships with our customers, suppliers, and distributors.

In addition, in recent years the stock market in general and the markets for shares of small capitalization and “high-tech” companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of our common stock, and the market price of our common stock may decline.

ITEM 2. FINANCIAL INFORMATION.

This registration statement contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or the negative of these terms or other comparable terminology. Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements are set forth in the section entitled “Risk Factors” and elsewhere throughout this registration statement on Form 10.

Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made and, except as required by applicable law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

The following financial data references, and should be read in conjunction with, the financial statements of the Company and related notes thereto for the respective periods contained elsewhere in this registration statement.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operations

We completed a clinical study in Beijing, China in early 2006 and submitted the documentation of this study for review by the Chinese State Food and Drug Administration (“SFDA”), China’s medical device approving authority, which, in early 2007, approved our ComfortScan® system as an adjunct to mammography for sale in China.

In February 2007, we licensed our technology to a third party pursuant to an exclusive worldwide master distribution agreement (the “License Agreement”) through which such third party (the “Licensee”) pays royalties in connection with sale of the ComfortScan® system.  Since the execution of the License Agreement in February 2007, the Licensee has sold approximately thirty one (31) ComfortScan® systems, and has established manufacturing operations in Lang Fang, China, a suburb of Beijing, in order to fulfill a sales backlog.  The Licensee is currently in the process of trying to renew the approval for the ComfortScan® system by the SFDA.

We have been told by the Licensee, who has already invested approximately US$500,000 in the ComfortScan® technology and plans to expand its customer base in China through delivery of the ComfortScan® system while conducting pilot trials of CS2 to determine the efficacy of the CS2 device as a screening device. Further, the Licensee informed us that in the event that CS2 pilot trials are successful, the Licensee will likely seek approval to sell CS2 in China.  Once a customer base for CS2 is established in China, Licensee plans to conduct larger clinical trials. In the event that these larger clinical trials are successful, Licensee will likely seek a partner to obtain US FDA approval.

Limited Operating History

We have not generated an independent financial history and have not previously demonstrated that we will be able to expand our business. Our business is subject to risks inherent in growing an enterprise, including limited capital resources and possible rejection of our business model and/or sales methods.

Results of Operations

For the Nine Months Ended September 30, 2011 and 2010:

	Nine Months Ended September 30,
	2011	2010

Royalty Income	$-	55,000
Total General and Administrative Expenses	$(63,608)	$(52,289)
Other Income	$150,000	-
Provision for Income Taxes	$(20,939)	$(610)
Net Income	$65,453	$2,101
Income per common share – basic and diluted	$0.07	$0.00

Total Royalty Income

The Company earned and collected $0 during the nine months ended September 30, 2011 as compared to earning and collecting $55,000 during the nine months ended September 30, 2010 from royalties on sales of ComfortScan® devices.

Total General and Administrative Expenses

Total general and administrative expenses for the nine months ended September 30, 2011, were $63,608, as compared to $52,289 for the comparable nine months ended September 30, 2010.  The increase is primarily attributable to an increase in professional fees associated with filing this Form 10 with the Securities Exchange Commission.  The expenses are primarily comprised of commission and fees associated with the royalty income that was earned and collected during the periods as well as expenses to completing the accounting and legal work for the company’s Form 10 filing with the Securities Exchange Commission.

Other Income

The Company earned and collected $150,000 during the nine months ended September 30, 2011 as compared to earning and collecting $0 during the nine months ended September 30, 2010 from the sale of Intellectual Property.

Provision for Income Taxes

The Company recognized a provision for income taxes of $20,939 and $610 during the nine months ended September 30, 2011 and 2010.

For the Years Ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009

Royalty Income	$55,000	-
Total General and Administrative Expenses	$(73,819)	$(5,880)
Income tax benefit	$3,910	$1,264
Net Loss	$(14,909)	$(4,616)
Loss per common share – basic and diluted	$(0.01)	$(0.00

Total Income

The Company earned and collected $55,000 during the year ended 2010 as compared to earning and collecting $0 during the year ended December 31, 2009 from royalties on sales of ComfortScan® devices.

Total General and Administrative Expenses

Total general and administrative expenses for the year ended December 31, 2010, were $73,819, as compared to $5,880 for the comparable year ended December 31, 2009.  The increase is primarily attributable to an increase in professional fees associated with filing this Form 10 with the Securities Exchange Commission.  The expenses are primarily comprised of commission and fees associated with the royalty income that was earned and collected during 2010 as well as expenses to complete the accounting and legal work for the company’s Form 10 filing with the Securities Exchange Commission.

Income Tax Benefit

The Company recognized income tax benefits of $3,910 and $1,264 during the years ended December 31, 2010 and 2009 from the utilization of net operating losses.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. We have been funding our operations through the sale of our common stock.

Our primary uses of cash have been for rent and administrative support as well as professional fees. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

•	An increase in working capital requirements to finance additional marketing efforts; and

•	The cost of being a public company.

We are not aware of any known trends or any known demands, commitments or events that will result in our liquidity increasing or decreasing in any material way. We are not aware of any matters that would have an impact on future operations.

At September 30, 2011, we had a cash balance of $179,218. We currently have no material commitments for capital expenditures.

Our liquidity may be negatively impacted by the significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.

Operating activities

For the nine months ended September 30, 2011 the company’s operating activities generated cash of $127,195.

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements or liabilities.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in Note 2 to our financial statements for the period ended September 30, 2011.

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, recovery of long-lived assets, income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements.

Recent Accounting Pronouncements

There are no recent accounting prounouncements that are expected to have an effect on the Company’s financial statements.

ITEM 3. PROPERTIES.

We occupy our principal offices, located at 10 Forest Avenue, Paramus, NJ 07652, pursuant to a month-to-month sublease agreement with Chestnut Ridge Capital, LLC, the parent company of DOBI Acquisition, LLC, for $0 per month.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a)      Security ownership of certain beneficial owners.

The following table sets forth, as of January 4, 2012, the number of shares of common stock owned of record and beneficially by our executive officers, directors, our executive officers and directors as a group, and persons who beneficially own 5% or more of the outstanding shares of our common stock.  Unless otherwise noted, the business address of each executive officer and director is c/o IBOD Imaging, Inc., 10 Forest Avenue, Paramus, NJ 07652.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percentage ownership (2)

Michael R. Jorgensen CEO, CFO and Director	40,000	4.0%

Vince Henry Director	0	*

Jonathan Blaustein Director	0	*

Officers and Directors as a Group (3)	40,000	4.0%

DOBI Acquisition LLC 10 Forest Ave. Paramus, NJ 07677	830,000	83.0%

* Less than 1%

(1)
Beneficial ownership generally includes voting or investment power with respect to securities. Unless otherwise indicated, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the securities. Beneficial ownership is determined in accordance with Rule 13d–3(d)(1) under the Securities Exchange Act of 1934, as amended, and includes securities for which the beneficial owner has the right to acquire beneficial ownership within 60 days.

(2)	Based on 1 million shares of the Company’s common stock outstanding as of January 4, 2012.

(3)
In June 2007, the Company filed for protection under Chapter 11 of the U.S. Bankruptcy Code.  In October, 2007, the Company filed a motion seeking authority to enter into a plan funding agreement (the “PFA”) with DOBI Acquisition, LLC. The PFA was approved by the bankruptcy court in December 2007 and the Plan of Reorganization was confirmed by such court in February, 2008.  In accordance with the PFA, DOBI Acquisition, LLC, the plan funder, made cash contributions of $325,000 to DOBI Medical International, Inc., the reorganized company, to consummate the Plan of Reorganization.  Upon confirmation of the reorganization, DOBI Acquisition, LLC received 830,000 shares (83% of total outstanding shares) of fully paid not assessable shares of common stock of the reorganized company.

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

ITEM 5. DIRECTORS AND OFFICERS.

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers as of January 10, 2012.

NAME	AGE	POSITION
Michael Jorgensen	59	CEO and Chief Financial Officer

Vince Henry	51	Director

Jonathan Blaustein	57	Director

Michael Jorgensen

Michael Jorgensen has been our Chief Executive Officer and Chief Financial Officer since February 2008.  Prior to 2008, Mr. Jorgensen as a representative of the Company from July 2006 to January 2008 and interim Chief Executive Officer of the Company from May 2006 to July 2006. Mr. Jorgensen also served as the senior vice president and chief financial officer of Advanced Health Media from November 2007 to June 2011 and is currently the chief financial officer of Munire Furniture, Inc.  Mr. Jorgensen holds a BA degree from Princeton University and a MS degree from New York University.  He is also a Certified Public Accountant.

Vincent Henry, Director

Vincent A. Henry has been a director of the Company since February 2008.  Mr. Henry has served as the managing partner of PH Real Estate Holdings LLC, which acquires and manages real estate properties, since 2009. From 2006 to 2008, Mr. Henry served as an analyst at Chestnut Ridge Capital, LLC, the parent company of DOBI Acquisition LLC. He has practiced law since 1985 and is licensed in New York, Washington, D.C. and Pennsylvania.  Mr. Henry graduated from Rice University with a BA degree in 1981, Syracuse University with a JD in 1985 and Rensselaer Polytechnic Institute with an MBA in 2008.

Jonathan Blaustein

Jonathan Blaustein has been a director of the Company since February 2008.  He has been an equity analyst at Chestnut Ridge Capital, LLC, which invests in public and private equity securities, since 2002. Mr. Blaustein graduated from Georgetown University with a BA in 1976 and from Farleigh Dickinson University in 1981 with a MBA.

Family Relationships

There are no family relationships among our directors and executive officers.  Except with respect to DOBI Medical Systems, Inc.’s bankruptcy, no director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it.  No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding.  No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.  No director or officer has been found by a court to have violated a federal or state securities or commodities law.

ITEM 6. EXECUTIVE COMPENSATION.

Summary Executive Compensation Table

The following table sets forth, for the years indicated, all compensation paid, distributed or accrued for services rendered by us to our principal executive officer and principal financial officer for the last two fiscal years, the Company’s three most highly compensated executive officers (other than the principal executive officer) who were serving as executive officers at the end of the last completed fiscal year, if any, and up to two non-executive individuals whose compensation would exceed that of the three most highly compensated executives had such individuals were executive officer for the last completed fiscal year, if any.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)		All other Compensation ($)	Total ($)

Michael R. Jorgensen CEO and CFO	2010	0	0	0	0	0		0	0	0

	2009	0	0	0	0	0	0		0	0

Outstanding Equity awards for the years ended December 31, 2010 and 2009

None

Director Compensation

Our directors do not receive a fee for attending board of directors meetings or meetings of a committee of the board of directors.

Option Grants

We do not maintain any equity incentive or stock option plan.  Accordingly, we did not grant options to purchase any equity interests to any employees or officers, and no stock options are issued or outstanding to any officers.

Employment Agreements

The Company does not have any employment agreements.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

There is no transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

We have no policy with respect to entering into transactions with members of management or affiliated companies.  Any non-arm's length transaction we consider will be reviewed and voted on by disinterested members of our board of directors and be in accordance with our certificate of incorporation, by-laws and Delaware law.

ITEM 8. LEGAL PROCEEDINGS.

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information.  Our shares of common stock were quoted and listed for trading on the OTCBB under the symbol “DBMI.BB” until September 30, 2006.  Subsequent to September 30, 2006, the Company was quoted on the pink sheets under the symbol “DBMI.PK.” Currently, our common stock is not listed or quoted on any exchange or quotation system.

Holders.  As of January 10, 2012, we had 35 shareholders of common stock.

Dividends. We have not paid any cash dividends on our common stock and do not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Company’s business.

Equity Compensation Plan Information:   We currently have no equity compensation plan either approved or not approved by security holders, and there are no securities currently authorized for issuance under any equity compensation plan.  Our former 2000 Stock Incentive Plan was terminated pursuant to the Plan of Reorganization confirmed by the bankruptcy court.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

There were no sales of unregistered securities during the past three fiscal years and the nine month period from January 1 to September 30, 2011 or at any time after the reorganization of the Company.

ITEM 11. DESCRIPTION OF THE COMPANY’S SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 1,000,000 shares of common stock. As of January 10, 2012, there were 1,000,000 shares of common stock issued and outstanding.

The following summary of the material provisions of our common stock is qualified by reference to the provisions of our certificate of incorporation and by-laws included as exhibits to this registration statement.

Common Stock

The holders of our common stock are entitled to one vote per share and to ratably receive such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of our business. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all our assets which are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are fully-paid and non-assessable.

Transfer Agent

Our transfer agent is Worldwide  Stock Transfer Agency, 433 Hackensack Ave., Level L, Hackensack  NJ, 07601, Tel: (201) 820-2008, Fax (201) 820-2010 and email: info@wwstr.com.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith,

•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests, and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

See pages F-1 through F-22 appearing at the end of this registration statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with during our two recent fiscal years or any later interim period.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

The exhibits listed in the following Exhibit Index are filed as part of this registration statement.

Exhibit Number	Description

2.1	Agreement of Merger and Plan of Reorganization, dated December 8, 2003, among Lions Gate Investment Limited, DOBI Acquisition Corp. and DOBI Medical Systems, Inc. (6)

2.2	Agreement and Plan of Merger, dated as of January 29, 2004, by and between Lions Gate Investment Limited and DOBI Medical International, Inc. (8)

3.1	Articles of Incorporation of Lions Gate Investment Limited (1)

3.2	By-Laws of Lions Gate Investment Limited (1)

3.3	Certificate of Incorporation of DOBI Medical International, Inc. (7)

3.4	By-laws of DOBI Medical International, Inc. (7)

3.7	DOBI Medical International, Inc. Audit Committee Charter (9)

3.8	Compensation Committee Charter (9)

3.9	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of DOBI Medical International, Inc. (11)

3.10	Nominations and Corporate Governance Charter (13)

3.11	Certificate of Amendment of the Certificate of Incorporation of DOBI Medical, International, Inc. changing the name of the Company to IBOD Imaging, Inc.

4.1	Form of Warrant to Purchase Common Stock (6)

4.2	Form of Warrant to Purchase Common Stock, dated as of March 30, 2005, of DOBI Medical International, Inc. (14)

4.3	Form of DOBI Medical International, Inc. Warrant to Purchase Common Stock (15)

4.4	Form of Convertible Debenture due August 28, 2007 (17)

4.5	Form of Series A/B/C Common Stock Purchase Warrant (17)

4.6	$.15 Warrant to Purchase Common Stock (Warrant Reset) (19)

4.7	Form of $.50 Warrant to Purchase Common Stock (Warrant Reset) (19)

10.1	Share Purchase Agreement of Lions Gate Investment Limited including Escrow Instructions (2)

10.2	Overriding Royalty Agreement made as of August 4, 1981 Harbour Petroleum Company Limited and N.D.G. Smith (3)

10.3	Assignment Agreement made as of February 14, 2001 Lions Gate Investment Limited and N.D.G. Smith (3)

10.4	DOBI Medical Systems, Inc. 2000 Stock Incentive Plan (As Amended through December 18, 2002), as adopted by Lions Gate Investment Limited (6)

10.5	Employment Agreement, dated as of December 9, 2003, between Philip C. Thomas and DOBI Medical Systems, Inc., as assigned to Lions Gate (6)

10.6	Indemnification Agreement, dated as of December 8, 2003, among Lions Gate, N. Desmond Smith and Keith A. Ebert (6)

10.7	Form of Lock-Up Letter between Lions Gate and former holders of securities of DOBI Medical Systems, Inc. (6)

10.8	Form of Lock-Up Agreement Regarding the Issuance of Pubco Merger Shares of DOBI Medical Systems, Inc. (6)

10.9	Form of Amended and Restated Subscription Agreement (6)

10.10	Registration Rights Letter dated December 9, 2003 (6)

10.11	DOBI Medical International, Inc. 2000 Stock Incentive Plan (As Adopted and Assumed from DOBI Medical Systems, Inc., and as Amended) (As Amended through December 10, 2003) (7)

10.12	Marketing, Sales and Services Agreement (11)

10.13	Confidentiality and Non-Disclosure Agreement between DOBI Medical International, Inc. and Brian Vodicka, dated August 24, 2004. (12)

10.14	Amendment No. 1 to Employment Agreement between DOBI Medical International, Inc. and Phillip C. Thomas (13)

10.15	Securities Purchase Agreement, dated as of March 30, 2005, by and between DOBI Medical International, Inc. and the Purchasers listed on Exhibit A thereto (14)

10.16	Registration Rights Agreement, dated as of March 30, 2005, by and between DOBI Medical International, Inc. and the Purchasers listed on Exhibit A thereto (14)

10.17	Registration Rights Agreement, dated as of April 28, 2006, by and among DOBI Medical International, Inc. and the Purchasers named in the Securities Purchase Agreement, dated as of April 28, 2006 (17)

10.18	Securities Purchase Agreement, dated as of April 28, 2006, by and among DOBI Medical International, Inc. and the Purchasers named therein (17)

10.19	Security Agreement, dated as of April 28, 2006, by and among DOBI Medical International, Inc. and the Purchasers named in the Securities Purchase Agreement, dated as of April 28, 2006 (17)

10.20	Separation Agreement, dated April 18, 2006, between DOBI Medical International, Inc. and Phillip C. Thomas (18)

16.1	Letter dated March 10, 2003 from Davidson & Company regarding change in certifying accountant (4)

16.2	Letter from Moore Stephens Ellis Foster Ltd. dated December 12, 2003 regarding change in certifying accountant (5)

16.3	Letter from Dohan & Company P.A. CPAs dated December 15, 2003 regarding change in certifying account (5)

16.4	Letter from Ernst & Young LLP dated May 18, 2004 regarding change in certifying account (10)

21.1	Subsidiaries of Lions Gate Investments Ltd. (6)

23.1	Consent of Berman & Company, P.A.*

(1)	Filed with the registration statement on Form SB-2 filed with the Securities and Commission (the “Commission”) on April 27, 2000, and incorporated herein by reference

(2)	Filed with the amended registration statement on Form SB-2A/ filed with the Securities and Commission on September 20, 2000, and incorporated herein by reference

(3)	Filed with the General Form for Registration of Securities on Form 10-SB filed with the Commission on April 9, 2001, and incorporated herein by reference

(4)	Filed with the current report on Form 8-K filed with the Commission on March 17, 2003, and incorporated herein by reference

(5)	Filed with the current report on Form 8-K filed with the Commission on December 13, 2003, and incorporated herein by reference

(6)	Filed with the current report on Form 8-K filed with the Commission on December 19, 2003, and incorporated herein by reference

(7)	Filed with the Information statement on Schedule 14C filed with the Commission on January 9, 2004, and incorporated herein by reference

(8)	Filed with the current report on Form 8-K filed with the Commission on February 2, 2004, and incorporated herein by reference

(9)	Filed with the annual report for year ended December 31, 2003 on Form 10K-SB filed with the Commission on February 18, 2004, and incorporated herein by reference

(10)	Filed with the current report on Form 8-K filed with the Commission on May 18, 2004, and incorporated herein by reference

(11)	Filed with the registration statement on Form SB-2 filed with the Commission on September 14, 2004, and incorporated herein by reference

(12)	Filed with the current report on Form 8-K filed with the Commission on February 9, 2005, and incorporated herein by reference

(13)	Filed with the annual report for year ended December 31, 2004 on Form 10K-SB filed with the Commission on March 11, 2005, and incorporated herein by reference

(14)	Filed with the current report on Form 8-K filed with the Commission on March 31, 2005, and incorporated herein by reference

(15)	Filed with the registration statement on Form SB-2 filed with the Commission on April 25, 2005, and incorporated herein by reference

(16)	Filed with the annual report for year ended December 31, 2005 on Form 10K-SB filed with the Commission on February 13, 2006, and incorporated herein by reference

(17)	Filed with the current report on Form 8-K filed with the Commission on May 2, 2006, and incorporated herein by reference

(18)	Filed with the current report on Form 8-K filed with the Commission on May 3, 2006, and incorporated herein by reference

(19)	Filed with the registration statement on Form SB-2 filed with the Commission on May 24, 2006, and incorporated herein by reference

* Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 11, 2012	IBOD IMAGING, INC.

	By:	/Michael Jorgensen
Name: Michael Jorgensen
Title: Chief Executive Officer

IBOD IMAGING, INC.
FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
IBOD Imaging, Inc.

We have audited the accompanying balance sheets of IBOD Imaging, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2010 and 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IBOD Imaging, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2010 and 2009, in conformity with accounting principles generally accepted in the United States of America.

Berman & Company, P.A.

/s/ Berman & Company, P.A.
Boca Raton, Florida
January 3, 2012

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified  Public Accountants

IBOD Imaging, Inc.
Balance Sheets

	December 31, 2010	December 31, 2009

Assets

Current Assets:
Cash	$52,023	$70,842
Deferred tax asset	3,212	382
Total Current Assets	55,235	71,224

Total Assets	$55,235	$71,224

Liabilities and Stockholders' Equity

Liabilities:
Accounts payable and accrued expenses	$25,000	$25,000
Income taxes payable	909	1,989
Total Current Liabilities	25,909	26,989

Stockholders' Equity:
Common stock, ($0.0001 par value, 1,000,000 shares authorized,
1,000,000 issued and outstanding)	100	100
Additional paid in capital	118,589	118,589
Accumulated deficit	(89,363)	(74,454)
Total Stockholders' Equity	29,326	44,235

Total Liabilities and Stockholders' Equity	$55,235	$71,224

See accompanying notes to financial statements

IBOD Imaging, Inc.
Statements of Operations

	Years Ended December 31,
	2010	2009

Royalty revenue	$55,000	$-

General and administrative expenses	73,819	5,880

Loss from operations before income tax benefit	(18,819)	(5,880)

Income tax benefit	3,910	1,264

Net loss	$(14,909)	$(4,616)

Net loss per common share - basic and diluted	$(0.01)	$(0.00)

Weighted average number of common shares outstanding during the year - basic and diluted	1,000,000	1,000,000

See accompanying notes to financial statements

IBOD Imaging, Inc.
Statement of Stockholders' Equity
Years Ended December 31, 2010 and 2009

					Total
	Common Stock, $0.0001 Par Value		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid in Capital	Deficit	Equity

Balance - December 31, 2008	1,000,000	$100	$118,589	$(69,838)	$48,851

Net loss - 2009	-	-	-	(4,616)	(4,616)

Balance - December 31, 2009	1,000,000	100	118,589	(74,454)	44,235

Net loss - 2010	-	-	-	(14,909)	(14,909)

Balance - December 31, 2010	1,000,000	$100	$118,589	$(89,363)	$29,326

See accompanying notes to financial statements

IBOD Imaging, Inc.
Statements of Cash Flows

	Years Ended December 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,909)	$(4,616)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Deferred tax asset	(2,830)	(382)
Accounts payable and accrued expenses	-	(2,611)
Income taxes payable	(1,080)	(882)
Net Cash Used in Operating Activities	(18,819)	(8,491)

Net Decrease in Cash	(18,819)	(8,491)

Cash - Beginning of Year	70,842	79,333

Cash - End of Year	$52,023	$70,842

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid during the year for:
Income taxes	$-	$-
Interest	$-	$-

See accompanying notes to financial statements

IBOD Imaging, Inc.
Notes to Financial Statements
December 31, 2010 and 2009

Note 1 Nature of Operations and Basis of Presentation

Nature of Operations

IBOD Imaging, Inc. (‘the Company’ or “IBOD’) licenses technology associated with imaging of the human body referred to as dynamic functional imaging.

The Company generates revenue solely from its licensing agreement.

Basis of Presentation

Prior to the bankruptcy and reorganization discussed below, the Company previously reported under U.S. Securities and Exchange Commission rules and regulations under the name DOBI Medical International, Inc.

Reorganization Proceedings

On June 14, 2007 (“Petition Date”), the Company filed a voluntary petition for relief under chapter 11 of the United States Code with the United States Bankruptcy Court.  On October 26, 2007, the Company filed its Plan of reorganization, which was confirmed on February 19, 2008 (“Emergence Date”). As a result, the Successor Company (IBOD) adopted fresh start accounting. The adoption of fresh start accounting resulted in the Company becoming a new entity for financial reporting purposes with no assets or liabilities.

Note 2 Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

IBOD Imaging, Inc.
Notes to Financial Statements
December 31, 2010 and 2009

Risks and Uncertainties

The Company's operations are subject to significant risks and uncertainties including financial, operational, technological, and regulatory risks including the potential risk of business failure.

Cash

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.  There were no cash equivalents at December 31, 2010 and 2009, respectively.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The Company's financial instruments consisted of accounts payable and accrued expenses. The carrying amounts of the Company's financial instruments generally approximated their fair values as of December 31, 2010 and 2009, due to the short-term nature of these instruments.

IBOD Imaging, Inc.
Notes to Financial Statements
December 31, 2010 and 2009

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

In February 2007, prior to the bankruptcy and reorganization, the Company transferred intellectual property, equipment and inventory to a third party to continue the manufacture, development and distribution of these assets.  The third party had the option to purchase these assets for $250,000 by February 2012.

On September 16, 2011, the terms of the agreement were amended as follows:

•	All assets were sold for $250,000; $150,000 was received in September 2011. The remaining $100,000 was invoiced on December 16, 2011, and the third party has 75 days to make payment.
•	The Company will generate royalty revenue through the February 14, 2013 termination date of the agreement.

100% of all revenues are derived from this agreement.

Share-Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded as general and administrative expense.

Income Taxes

Provisions for federal and state income taxes are calculated based on reported pre-tax earnings and current tax law.

Significant judgment is required in determining income tax provisions and evaluating tax positions. The Company periodically assesses its liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information. When it is more likely than not that a tax position will be sustained, the Company records its best estimate of the resulting tax liability and any applicable interest and penalties in the financial statements.

IBOD Imaging, Inc.
Notes to Financial Statements
December 31, 2010 and 2009

Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using statutory rates in effect for the year in which the differences are expected to reverse. The Company presents the tax effects of these deferred tax assets and liabilities separately for each major tax jurisdiction.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that the changes are enacted. The Company records a valuation allowance to reduce deferred tax assets when it is more likely than not that some portion of the asset may not be realized. The Company evaluates its deferred tax assets and liabilities on a periodic basis. At December 31, 2010 and 2009, respectively, the Company did not believe it had any liabilities for uncertain tax positions.

Earnings (loss) per share

Basic earnings per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

A separate computation of diluted earnings per share is not presented since the Company has no common stock equivalents.

Recent accounting pronouncements

There are no recent accounting pronouncements that are expected to have an effect on the Company’s financial statements.

Note 3 Commitments and Contingencies

Commitments

There were former secured debenture holders who represented a component of the discharged liabilities in connection with the bankruptcy.  These individuals are entitled to receive 80% of the gross cash proceeds generated under the license agreement (see royalty revenue recognition above), following the sale by the licensee of the 60th device employing the technology licensed under such license agreement. As of January 3, 2012, 31 units had been sold.

IBOD Imaging, Inc.
Notes to Financial Statements
December 31, 2010 and 2009

Litigations, Claims and Assessments

The Company may become involved in lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Note 4 Income Taxes

The Company recognizes deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  The Company will establish a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has a net operating loss carryforward for tax purposes totaling approximately $10,000 at December 31, 2010, expiring through 2030. Temporary differences, which give rise to a net deferred tax asset, are as follows:

Deferred tax assets at December 31, 2010 and 2009 are as follows:

	2010	2009

Net operating loss carryforward	$3,212	$382

The valuation allowance at December 31, 2010 and 2009 was $0. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized.  The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

The Company has not filed its federal or state income tax returns for the years ended December 31, 2010, 2009 or 2008, however, management expects to make timely filings on order to derive the benefit of its net operating losses.

The Company’s federal and state taxable income related to 2008 will be absorbed by the Company’s net operating losses for 2009 and 2010.  The Company will carry back the entire federal net operating loss from 2009 and the portion of its federal net operating loss from 2010 sufficient to eliminate any prior period tax liability. The balance will then be carried forward to 2011 against future taxable income.

IBOD Imaging, Inc.
Notes to Financial Statements
December 31, 2010 and 2009

The State of New Jersey does not allow for the carryback of net operating losses, only a 20 year carryforward.  The net operating losses for 2010 and 2009 were carried forward and will be used in 2011.

The actual tax benefit for the years ended December 31, 2010 and 2009 (computed by applying the U.S. Federal Corporate tax rate of 15% to income before taxes and 6.5% for State income taxes (New Jersey), a blended rate of 20.5%) are as follows:

	2010	2009
Expected tax benefit - federal	$(2,710)	$	(900)
Expected tax benefit - state	(1,200)		(364)
Actual tax expense (benefit)	$(3,910)		(1,264)

Note 5 Subsequent Events

The Company has evaluated for subsequent events between the balance sheet date of December 31, 2010 and January 3, 2012, the date the financial statements were available to be issued.  No events have been identified that require disclosure, except as already noted.

IBOD IMAGING, INC.
FINANCIAL STATEMENTS
SEPTEMBER 30, 2011

CONTENTS

Page(s)

Balance Sheets as of September 30, 2011(unaudited) and December 31, 2010	F-13

Statements of Operations for the Nine Months Ended September 30, 2011 and 2010 (Unaudited)	F-14

Statements of Cash Flows for the Nine Months Ended September 30, 2011 and 2010 (Unaudited)	F-15

Notes to Financial Statements (Unaudited)	F-16 - F-22

IBOD Imaging, Inc.
Balance Sheets

	September 30, 2011	December 31, 2010
	(Unaudited)

Assets

Current Assets:
Cash	$179,218	$52,023
Deferred tax asset	-	3,212
Total Current Assets	179,218	55,235

Total Assets	$179,218	$55,235

Liabilities and Stockholders' Equity

Liabilities:
Accounts payable and accrued expenses	$65,803	$25,000
Income taxes payable	18,636	909
Total Current Liabilities	84,439	25,909

Stockholders' Equity:
Common stock, ($0.0001 par value, 1,000,000 shares authorized, 1,000,000 issued and outstanding)	100	100
Additional paid in capital	118,589	118,589
Accumulated deficit	(23,910)	(89,363)
Total Stockholders' Equity	94,779	29,326

Total Liabilities and Stockholders' Equity	$179,218	$55,235

See accompanying notes to financial statements

IBOD Imaging, Inc.
Statements of Operations
(Unaudited)

	Nine Months Ended September 30,
	2011	2010

Royalty income	$-	$55,000

General and administrative expenses	(63,608)	(52,289)

Income (loss) from operations	(63,608)	2,711

Other income	150,000	-

Income before provision for income taxes	86,392	2,711

Provision for income taxes	(20,939)	(610)

Net income	$65,453	$2,101

Net income per common share - basic and diluted	$0.07	$0.00

Weighted average number of common shares outstanding during the period - basic and diluted	1,000,000	1,000,000

See accompanying notes to financial statements

IBOD Imaging, Inc.
Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$65,453	$2,101
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities:
Deferred tax asset	3,212	-
Accounts payable and accrued expenses	40,803	-
Income taxes payable	17,727	610
Net Cash Provided by Operating Activities	127,195	2,711

Net Increase in Cash	127,195	2,711

Cash - Beginning of Period	52,023	70,842

Cash - End of Period	$179,218	$73,553

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$-	$-
Interest	$-	$-

See accompanying notes to financial statements

IBOD Imaging, Inc.
Statement of Stockholders' Equity
Nine Months Ended September 30, 2011 and Year Ended December 31, 2010
(unaudited)

					Total
	Common Stock, $0.0001 Par Value		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid in Capital	Deficit	Equity

Balance, December 31, 2009	1,000,000	100	118,589	(74,454)	44,235

Net loss, 2010	-	-	-	(14,909)	(14,909)

Balance, December 31, 2010	1,000,000	100	118,589	(89,363)	29,326

Net income, nine months ended September 30, 2011				65,453	65,453

Balance, September 30, 2011	1,000,000	$100	$118,589	$(23,910)	$94,779

See accompanying notes to financial statements

IBOD Imaging, Inc.
Notes to Financial Statements
September 30, 2011
(Unaudited)

Note 1 Nature of Operations, Basis of Presentation and Reorganization Proceedings

Nature of Operations

IBOD Imaging, Inc. (‘the Company’ or “IBOD’) licenses technology associated with imaging of the human body referred to as dynamic functional imaging.

The Company generates revenue solely from its licensing agreement.

Basis of Presentation

Prior to the bankruptcy and reorganization discussed below, the Company previously reported under U.S. Securities and Exchange Commission rules and regulations under the name DOBI Medical International, Inc.

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information.

The financial information as of December 31, 2010 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10 for the years ended December 31, 2010 and 2009.  The unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10, which contains the audited financial statements and notes thereto, together with the Plan of Operations for the years ended 2010 and 2009.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the nine months ended September 30, 2011 are not necessarily indicative of results for the full fiscal year.

Reorganization Proceedings

On June 14, 2007 (“Petition Date”), the Company filed voluntary petition for relief under chapter 11 of the United States Code with the United States Bankruptcy Court.  On October 26, 2007, the Company filed its Plan of reorganization, which was confirmed on February 19, 2008 (“Emergence Date”). As a result, the Successor Company (IBOD) adopted fresh start accounting. The adoption of fresh start accounting resulted in the Company becoming a new entity for financial reporting purposes with no assets or liabilities.

IBOD Imaging, Inc.
Notes to Financial Statements
September 30, 2011
(Unaudited)

Note 2 Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Risks and Uncertainties

The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, and regulatory risks including the potential risk of business failure.

Cash

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.  There were no cash equivalents at September 30, 2011 and December 31, 2010, respectively.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

IBOD Imaging, Inc.
Notes to Financial Statements
September 30, 2011
(Unaudited)

The following are the hierarchical levels of inputs to measure fair value:

●	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
●
Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●
Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The Company's financial instruments consisted of accounts payable and accrued expenses. The carrying amounts of the Company's financial instruments generally approximated their fair values as of September 30, 2011 and December 31, 2010, due to the short-term nature of these instruments.

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

In February 2007, prior to the bankruptcy and reorganization, the Company transferred intellectual property, equipment and inventory to a third party to continue the manufacture, development and distribution of these assets.  The third party had the option to purchase these assets for $250,000 by February 2012.

On September 16, 2011, the terms of the agreement were amended as follows:

●	All assets were sold for $250,000; $150,000 was received in September 2011. The remaining $100,000 was invoiced on December 16, 2011, and the third party has 75 days to make payment.
●	The Company will generate royalty revenue through the February 14, 2013 termination date of the agreement.

100% of all revenues are derived from this agreement.

IBOD Imaging, Inc.
Notes to Financial Statements
September 30, 2011
(Unaudited)

Share-Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded as general and administrative expense.

Income Taxes

Provisions for federal and state income taxes are calculated based on reported pre-tax earnings and current tax law.

Significant judgment is required in determining income tax provisions and evaluating tax positions. The Company periodically assesses its liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information. When it is not more likely than not that a tax position will be sustained, the Company records its best estimate of the resulting tax liability and any applicable interest and penalties in the financial statements.

Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using statutory rates in effect for the year in which the differences are expected to reverse. The Company presents the tax effects of these deferred tax assets and liabilities separately for each major tax jurisdiction.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that the changes are enacted. The Company records a valuation allowance to reduce deferred tax assets when it is more likely than not that some portion of the asset may not be realized. The Company evaluates its deferred tax assets and liabilities on a periodic basis.

At September 30, 2011 and December 31, 2010, respectively, the Company did not believe it had any liabilities for uncertain tax positions.

Earnings (loss) per share

Basic earnings per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

IBOD Imaging, Inc.
Notes to Financial Statements
September 30, 2011
(Unaudited)

A separate computation of diluted earnings per share is not presented since the Company has no common stock equivalents.

Recent accounting pronouncements

There are no recent accounting pronouncements that are expected to have an effect on the Company’s financial statements.

Note 3   Income Taxes

Income tax expense, of approximately $21,000 and $600, for the nine months ended September 30, 2011 and 2010, respectively, is based on the Company's estimate of the effective tax rate expected to be applicable for the full year 2011, which is 20.5%.

The Company fully utilized the approximate $11,000 and $25,000, of federal and state net operating loss carryforwards from 2010, respectively, during the nine months ended September 30, 2011.  As a result, the deferred tax asset of approximately $3,000, recorded at December 31, 2010, for the expected future benefit of realizing net operating loss carryforwards was reduced to $0 at September 30, 2011.

The Company has not filed its federal or state income tax returns for the years ended December 31, 2010, 2009 or 2008, however, management expects to make timely filings on order to derive the benefit of its net operating losses.

The Company’s federal and state taxable income related to 2008 will be absorbed by the Company’s net operating losses for 2009 and 2010.  The Company will carry back the entire federal net operating loss from 2009 and the portion of its federal net operating loss from 2010 sufficient to eliminate any prior period tax liability. The balance will then be carried forward to 2011 against taxable income.

The State of New Jersey does not allow for the carryback of net operating losses, only a 20 year carryforward.  The net operating losses for 2010 and 2009 were carried forward and will be used in 2011.

IBOD Imaging, Inc.
Notes to Financial Statements
September 30, 2011
(Unaudited)

Note 4 Commitments and Contingencies

Commitments

There were former secured debenture holders who represented a component of the discharged liabilities in connection with the bankruptcy.  These individuals are entitled to receive 80% of the gross cash proceeds generated under the license agreement (see royalty revenue recognition above), following the sale by the licensee of the 60th device employing the technology licensed under such license agreement. As of January 3, 2012, 31 units had been sold.

Litigations, Claims and Assessments

The Company may become involved in lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Note 5 Subsequent Events

The Company has evaluated for subsequent events between the balance sheet date of September 30, 2011 and January 3, 2012, the date the financial statements were available to be issued.  No events have been identified that require disclosure other than the ones already disclosed.